Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is entered into on February 23, 2022 (the "Effective Date") among Cypress Development Corp. ("Cypress Development"), a [British Columbia, Canada] corporation, whose address is Suite 1610 - 777 Dunsmuir Street, Vancouver, BC, Canada, V7Y 1K4, Cypress Holdings (Nevada) LTD ("Cypress Holdings"), a Nevada limited liability company, whose address is 950 Idaho Street, Elko, NV, 89801-3919, (Cypress Development together with Cypress Holdings are collectively  referred to herein as "Cypress") and Enertopia Corporation ("Enertopia"), a Nevada corporation, whose address is Suite 18 - 1873 Spall Rd, Kelowna, BC  V1Y 4R2.  Cypress Development, Cypress Holdings, and Enertopia may be referred to herein individually as a "Party" or collectively as the "Parties".

RECITALS

A. Enertopia holds title to certain unpatented mining claims located in Esmeralda  County, Nevada, together with the tenements, hereditaments, and appurtenances thereunto belonging or appertaining, including without limitation, all mineral rights, access rights, and any water rights associated with, under, included in or otherwise related to such real property, which property is more particularly described in Exhibit A attached hereto and incorporated herein by reference (the "Mining Claims"); and Enertopia possesses Data (as defined below) relating to the Mining Claims.

B. The Mining Claims are subject to certain agreements more particularly described on Exhibit B attached hereto and incorporated herein by reference (the "Agreements").

C. The Parties have entered into a Letter Agreement, dated January 10, 2022 (the "Letter Agreement"), outlining the terms of the purchase of the Mining Claims and the Data and the assignment of the Agreements.

D. Cypress Holdings now desires to purchase the Mining Claims and the Data from Enertopia and Enertopia now desires to sell the Mining Claims and Data to Cypress Holdings, and Cypress Holdings desires to have assigned to it all rights and obligations under the Agreements that pertain to the Mining Claims and Enertopia desires to assign to Cypress Holdings all rights and obligations under the Agreements that pertain to the Mining Claims.

AGREEMENT

In consideration of the recitals, mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Definitions

"Action" means any claim, action, cause of action, suit, writ, demand, notice, complaint, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, administrative order, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreements" has the meaning set forth in the Preamble.

"Assignments" means the written assignment agreement, in substantially the form set forth as Exhibit C hereto and incorporated herein by reference

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Vancouver, British Columbia or Reno, Nevada are closed for business.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§  9601 et seq.

"Closing" has the meaning set forth in Section 3(a).

"Closing Date" has the meaning set forth in Section 3(a).

"Cypress" has the meaning set forth in the Preamble.

"Cypress Development" has the meaning set forth in the Preamble.

"Cypress Holdings" has the meaning set forth in the Preamble.

"Cypress Indemnitees" has the meaning set forth in the Section 10(b).

"Data" means all engineering, geological, geochemical, geophysical, metallurgical, drilling, sample and assay data, maps, reports, surveys, tests, files, records, and accounting information relating to the Purchased Assets and in the possession of Seller, including, but not limited to, all geological, geochemical and geophysical maps, reports, surveys, all drill hole maps and drill logs, all engineering and metallurgical reports, all reports, surveys and tests pertaining to reclamation, all sample and assay logs, maps and reports, all mineral resource and ore reserve reports, all anthropological, biological, cultural, environmental, meteorological, and other like reports, surveys, and all land files relating to the Purchased Assets, including any such data in digital, electronic, magnetic, optical and written format;

"Deed" means the written deed of conveyance, in substantially the form set forth as Exhibit D hereto.

"Disclosure Schedules" means the Disclosure Schedules set forth in Schedule I hereto and delivered by Enertopia to Cypress concurrently with the execution and delivery of this Agreement.

"Direct Claim" has the meaning set forth in Section 10(d)(iii).

"Drop Dead Date" has the meaning set forth in Section 11(b)(i).

"Encumbrance" means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising, any lien, liability, pledge, mortgage, debt, deed of trust, security interest, charge, claim, interest or estate against or in assets or property, easement, encroachment, option or other right to acquire, or to acquire any interest in, any assets or property, or any other encumbrance of whatsoever nature and kind, or any agreement to create, or right capable of becoming, any of the foregoing.

"Environmental Claim" means any Action relating to remediation, removal, investigation, monitoring, emergency response, decontamination, restoration or other action under any Environmental Law or any notice, claim, demand or other communication or legal proceeding by any Person alleging or asserting liability, either direct or indirect, and either in whole or by way of contribution or indemnity, of whatever kind or nature, (including, without limitation, liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, Governmental Authority response, removal or remediation, any damages including natural resources damages, and property damages, personal injuries, medical monitoring, fines and penalties, contribution, indemnification and injunctive relief) or any other relief, arising out of, based on or resulting from: (i) the presence, Release into the environment of, or exposure to, any Hazardous Substances; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations, rules and guidance, and any state analogs): CERCLA; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.;  the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Energy Reorganization Act, 42 U.S.C. §§ 5851 et seq. ; the Energy Policy Act of 2005, 42 U.S.C. §§ 13201 et seq.; the Energy Independence and Security Act of 2007, 42 U.S.C. §§ 17001 et seq.; the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.;  the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Chapter 40; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq; the Mine Safety and Health Act of 1977, 30 U.S.C. Chapter 22, as amended by the Mine Improvement and New Emergency Response Act of 2006, 30 U.S.C. § 876; the National Historical Preservation Act, as amended, 16 U.S.C. § 470; the Pollution Prevention Act, 42 U.S.C. §§ 13101 et seq.; the Low-Level Radioactive Waste Policy Amendments Act of 1985, 42 U.S.C. §§ 2021b et seq.; the Nuclear Waste Policy Act, 42 U.S.C. §§ 10101 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq.; and the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq.; as well as all analogous and applicable state, federal, and local Laws.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"FIRPTA Affidavit" has the meaning set forth in Section 9(b)(vi).

"Governmental Authority" means any federal, state, local, tribal or foreign government or political subdivision thereof, or any agency, board, bureau, department, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination award or other directive entered by or entered into with any Governmental Authority.

"Hazardous Substances" means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous or is regulated under any Environment Law; (ii) any substance that is defined as "hazardous waste," "hazardous substance," "extremely hazardous substance," "pollutant" or "contaminant" or by words of similar import or regulatory effect under any Environmental Laws; (iii) any substance which, if present, requires reporting, investigation, removal, or remediation under any Environmental Law or, if present on a property, causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property; and (iv) any petroleum, or petroleum-derived products or other products containing hydrocarbons, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls, in each case subject to exceptions provided in applicable Environmental Laws.

"Indemnified Party" has the meaning set forth in Section 10(d).

"Indemnifying Party" has the meaning set forth in Section 10(d).

"Enertopia" has the meaning set forth in the Preamble.

"Enertopia Indemnitees" has the meaning set forth in Section 10(c).

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Letter Agreement" has the meaning set forth in the Recitals.

"Lock-Up Agreement" means a lock-up agreement between Cypress Development and Enertopia in substantially the form set forth as Exhibit E hereto.

"Losses" means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

"Mining Claims" has the meaning set forth in the Recitals.

"Party" and "Parties" have the meanings set forth in the Recitals.

"Permitted Encumbrances" mean: (1) liens for taxes, assessments, and governmental charges or levies not yet due and payable or, if due and payable, those being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; and (2) Encumbrances permitted in writing by Cypress.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Purchased Assets" has the meaning set forth in Section 2(a).

"Purchase Price" has the meaning set forth in Section 2(b).

"Release" means any actual release or threat of release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Shares" and "Share Consideration" have the meanings set forth in Section 2(b).

"Survival Period" has the meaning set forth in Section 10(a).

"Tax" or "Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security (or similar), disability, value added, alternative or add-on minimum, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, environmental (including taxes under or Section 59A of the Code) customs, duties estimated or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Third Party Claim" has the meaning set forth in Section 10(d)(i).

"Transaction Documents" means this Agreement, the Deeds, the Assignments, the Lock-up Agreement and the Voting Trust Agreement.

"Transactions" has the meaning set forth in Section 3(a).

"Voting Trust Agreement" means a voting trust agreement between Cypress Development and Enertopia in substantially the form set forth as Exhibit F hereto.

2. Purchase of Property; Purchase Price; Assumed Liabilities.

a. Purchase of Property. For the consideration set forth below and subject to the terms of this Agreement, Cypress Holdings agrees to purchase from Enertopia and Enertopia agrees to transfer, convey and sell and assign to Cypress all of Enertopia's rights, title and interest in, to and under (i) the Mining Claims, (ii) the Agreements, (iii) all rights to any Actions of any nature available to or being pursued by Enertopia to the extent related to the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise (if any), and (iv) all Data (collectively, the "Purchased Assets"), in each case free and clear of all Encumbrances other than the Permitted Encumbrances.

b. Purchase Price. As consideration for the Purchased Assets, Cypress shall pay Enertopia the "Purchase Price", payable in (1) One Million One hundred Thousand U.S. Dollars (US$1,100,000.00) cash (the "Cash Consideration"); and (2) Three million (3,000,000) common shares in the capital of Cypress Development (each, a "Share" and collectively, the "Share Consideration").

c. Assumed Liabilities. Subject to the terms and conditions set forth herein, Cypress shall assume and agree to pay, perform and discharge (i) any future Liabilities arising out of the Agreements after the Closing Date, (ii) Taxes relating to the Mining Claims for any Post-Closing Tax Period, and (ii) any Liabilities (A) arising out of any activities or operations conducted by or on behalf of Cypress on the Mining Claims from and after the Closing Date, (collectively, the "Assumed Liabilities"), but none of the Excluded Liabilities (as defined below).

d. Excluded Liabilities. Notwithstanding the provisions of Section 2(c) or any other provision in this Agreement to the contrary, Cypress shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Enertopia or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Enertopia shall, and shall cause its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

i. any Liabilities of Enertopia arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

ii. any Liability for (i) Taxes of Enertopia (or any stockholder or Affiliate of Enertopia), or relating to the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Enertopia  pursuant to Section 8(b), or (iii) other Taxes of Enertopia (or any stockholder or Affiliate of Enertopia) of any kind or description (including any Liability for Taxes of Enertopia (or any stockholder or Affiliate of Enertopia)  that becomes a Liability of Cypress under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

iii. any Liabilities relating to or arising out of any assets of Enertopia,  or its Affiliates not included in the definition of Purchased Assets;

iv. any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the Purchased Assets to the extent such Action relates to any activity or operation on or prior to the Closing Date;

v. any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Enertopia;

vi. any trade accounts payable of Enertopia ;

vii. any Liabilities of Enertopia that are not validly and effectively assigned to Cypress pursuant to this Agreement;

viii. any Liabilities associated with debt, loans or credit facilities of Enertopia, or its Affiliates owing to financial institutions; and

e. Liabilities arising out of, in respect of or in connection with the failure by Enertopia or any of its Affiliates to comply with any Law or Governmental Order.

3. Closing.

a. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Mining Claims and the Data and the assignment of the Agreements contemplated hereby (together, the "Transactions") shall take place at a closing (the "Closing") beginning at 9:00 a.m., PST, no later than three Business Days after the last of the conditions to Closing set forth in Section 9 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, which shall be scheduled for 60 days from the Effective Date subject to required approvals), at such date or at such other place as Cypress and Enertopia may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

b. Transactions to be Affected at the Closing. At the Closing:

i. Cypress Development shall deliver or cause to be delivered to Enertopia (i) One Million One Hundred Thousand U.S. Dollars (US$1,100,000.00) cash, less the amount of any advance payments made by Cypress Development to Enertopia, representing the Cash Consideration by way of wire transfer, (ii) a direct registration statement evidencing that the Share Consideration has been issued and registered in the name of Entertopia, and (iii) all other agreements, documents, instruments or certificates required to be delivered by Cypress at or prior to the Closing pursuant to Section 9(c); and

ii. Enertopia shall deliver to Cypress (i) the Deed, (ii) the Assignment, (iii) the Data; and (iv) such other instruments of transfer in a properly recordable form, in each case sufficient to transfer the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, in form and substance acceptable to Cypress, and (v) all other agreements, documents, instruments or certificates required to be delivered by Enertopia  at or prior to the Closing pursuant to Section 9(b).

4. Due Diligence Period; Inspection Rights.  During the period from the Effective Date through the Closing Date, Cypress may complete, at its sole cost, due diligence on or related to the Purchased Assets, including the right to obtain a phase I environmental site assessment and any other studies regarding the Mining Claims, and Enertopia will provide access and cooperate with Cypress to complete any such studies.  During such period, Enertopia may update the list of Permitted Encumbrances or any other Exhibits based on any new information of which Enertopia obtains Knowledge; provided that, if any such update includes an Encumbrance, information, data, documentation or other change, modification or other matter that, in Cypress's sole, good faith discretion, is materially adverse to the Mining Claims or to Cypress's intended use of the Mining Claims following the Closing, Cypress may terminate this Agreement pursuant to Section 11(b).

5. Representations and Warranties of Enertopia .  Enertopia  represents and warrants to Cypress as follows:

a. Organization. Enertopia is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

b. Due Authorization, Execution and Delivery; Enforceability. Enertopia has the requisite corporate power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the Transactions contemplated thereby. The execution and delivery by Enertopia of the Transaction Documents, the performance by Enertopia of its obligations thereunder and the consummation by Enertopia of the Transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been, and the other Transaction Documents will be, duly executed and delivered by Enertopia and constitutes and will constitute at Closing the legal, valid and binding obligation of Enertopia, enforceable against Enertopia in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

c. No Conflicts; Consents. The execution, delivery and performance by Enertopia of the Transaction Documents, and the consummation of the Transactions contemplated hereby, do not and will not: (i) conflict with or result in a violation or breach of any provision of the company documents of Enertopia; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Enertopia; (iii) except as set forth in Schedule 5(c)(iii) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Party the right to accelerate, terminate, modify or cancel, any agreement or obligation relating to the Mining Claims; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any of the Mining Claims.  No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Enertopia in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions contemplated hereby, except for such filings as are set forth in Schedule 5(c)(iii) of the Disclosure Schedules.

d. Litigation. There are no Actions pending or threatened against Enertopia  with respect or related to the Mining Claims, which if determined adversely could have a material adverse effect on Cypress.

e. Taxes. Except as set forth in Section 5(e) of the Disclosure Schedules:

i. All Tax Returns required to be filed by Enertopia for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Enertopia (whether or not shown on any Tax Return) have been, or will be, timely paid.

ii. Enertopia has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

iii. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Enertopia .

iv. All deficiencies asserted, or assessments made, against Enertopia as a result of any examinations by any taxing authority have been fully paid.

v. Enertopia is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

vi. There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

vii. Enertopia is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

viii. Enertopia is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

f. Title to Mining Claims.

i. Exhibit A sets forth a true and complete list of the Mining Claims. Enertopia holds title to each such mining claim, free and clear of all Encumbrances except for Permitted Encumbrances. With respect to the Mining Claims: (i) each unpatented mining claim was properly laid out and monumented; (ii) all required location, validation and similarly required work was properly performed; (iii) all required location notices, certificates and similar documents were properly recorded and filed with appropriate governmental agencies; (iv) all assessment and similar work required to hold the unpatented mining claims has been performed in a manner consistent with that required by Law; (v) all affidavits of assessment work and other filings, including fee payments required to maintain the unpatented mining claims in good standing, have been properly and timely recorded, filed and paid with appropriate Governmental Authorities; (vi) Enertopia is the sole owner and has the exclusive possession of the unpatented mining claims free and clear of all Encumbrances, except Permitted Encumbrances, and subject only to the paramount title of the United States; and (vii) Enertopia has no knowledge of conflicting claims.

ii. Exhibit B sets forth a true and complete list of the Agreements being assigned to Cypress pursuant to this Agreement. Except as described in Exhibit B, there are no other royalty agreements, options, or agreements to lease real property or tenancy arrangements in respect of the Mining Claims or agreements regarding production or profits therefrom.  Enertopia is not in breach of any of the terms of any of such Agreements and none of the other parties to any of such Agreements is in breach of any of the terms thereof.

iii. Enertopia has not received from any Person any notice or claim which either remains pending or unresolved or is the source of ongoing obligations or requirements as of the Closing Date, materially affecting title to the Mining Claims.

g. Compliance with Laws.

i. Enertopia is in compliance with all Laws relating to, with respect to and applicable to the Mining Claims.

h. Environmental Matters.

i. Since the time it acquired an interest (directly or indirectly, as lessee, owner or otherwise) in the Mining Claims, Enertopia has used, maintained and operated and is now using, maintaining and operating, the Mining Claims, in compliance with all Environmental Laws and with all applicable reporting and monitoring requirements, and Enertopia has not been convicted of an offense for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled any prosecution under any Environmental Laws short of conviction, in each case with respect to or as a result of operations on the Mining Claims.

ii. Enertopia has not received from any Person with respect to or relating to the Mining Claims: (i) any Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to any Environmental Law, which, in either case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

iii. Enertopia is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the Mining Claims as contemplated by Cypress or the ability of Cypress to obtain the Environmental Permits necessary for Cypress's ownership, lease, operation and use of the Mining Claims after the Closing Date.

iv. The Mining Claims are not listed on, nor have they been proposed for listing on, the National Priorities List (or the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS)) under CERCLA, or any similar state list.

v. There has been no Release of Hazardous Substances in contravention of Environmental Laws or with respect to the Mining Claims, and Enertopia has not received an Environmental Notice that any Mining Claims (including soils, groundwater, surface water, buildings and other structures located on any such Mining Claims) has been contaminated with any Hazardous Substance which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Enertopia or Cypress.

vi. Except as to those substances necessary for and applicable to the ordinary course of business operations of Enertopia on the Mining Claims, there are no Hazardous Substances located anywhere in, on or under any of the Mining Claims, and no Release of any Hazardous Substances has ever occurred on or from Mining Claims, nor has any such Release resulted from Enertopia's operations on or from activities of Enertopia relating to the Mining Claims.  Enertopia has not used any of the Mining Claims to produce, generate, store, handle, transport or dispose of any Hazardous Substances except in compliance with Environmental Laws.

vii. Without limiting the generality of the representations in this Section 5(h), there are no underground or above ground storage tanks, pits, lagoons, waste disposal sites or urea formaldehyde foam insulation, asbestos or polychlorinated biphenyls located on or in any of the Mining Claims.

viii. Enertopia has previously made available to Cypress: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents in the possession or control of Enertopia  on or with respect to the Mining Claims, which documents are related to compliance with Environmental Laws, Environmental Claims or Environmental Notices or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes) on or with respect to the Mining Claims.

ix. Enertopia has not retained or assumed, by contract or operation of Law, any Liabilities of third parties under Environmental Law with respect to the Mining Claims.  Enertopia has not been named as a potentially responsible party under CERCLA at any third party site for contracting or otherwise arranging for the disposal of materials originating from the Mining Claims.

i. Safety Violations. Enertopia is in compliance with all applicable Laws pertaining to employment practices and health and safety with respect to operations on the Mining Claims, including the Mine Safety and Health Administration, and there are no past or present events, conditions or circumstances that could reasonably be expected to result in a violation of applicable Laws pertaining to employment, employment practices or health and safety on the Mining Claims, including the Mine Safety Act and any Laws of Nevada.  Without limiting the generality of the foregoing,: (i) there have been no material enforcement actions against Enertopia with respect to operations on the Mining Claims by the Mine Safety and Health Administration; (ii) there have been no material citations, orders, obligations or Losses arising out of Actions by the Mine Safety and Health Administration or otherwise with respect to operations on the Mining Claims nor have there been any material accidents or injuries or other similar events on the Mining Claims; (iii) there have been no fatalities occurring on the Mining Claims or relating to the operations on the Mining Claims; and (iv) there are no Actions pending or threatened, pertaining to employment practices, health and safety or occupational injury, including the Mine Safety and Health Administration, nor are there any past or present events, conditions or circumstances that could reasonably give rise to any Action pertaining to employment practices, health and safety or occupational injury, including the Mine Safety and Health Administration, with respect to operations on the Mining Claims.

j. Brokers. Neither Enertopia nor any of its representatives, agents, or employees has dealt or consulted with any real estate or other broker or agent in connection with the transactions contemplated herein and Enertopia will indemnify Cypress from any commission that may become due or owing as a result of Enertopia's actions.

k. Insurance. Section 5(k) of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Enertopia or any of its Affiliates and relating to the Mining Claims or the Assumed Liabilities (collectively, the "Insurance Policies"), and (b) with respect to the Mining Claims or the Assumed Liabilities, a list of all pending claims and the claims history for Enertopia. There are no claims related to the Mining Claims or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Enertopia nor its Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms, (b) are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage. Neither Enertopia nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and contracts to which Enertopia is a party or by which it is bound. True and complete copies of the Insurance Policies have been provided to Cypress.

l. US and Canadian Securities Laws; limitations on Share Consideration.

i. Cypress Development, as the issuer of the Share Consideration, intends to rely on exemptions from securities registration requirements with the U.S. Securities and Exchange Commission for non-public offerings and from the prospectus requirements of the Securities Act (British Columbia) in accordance with Section 2.12 of National Instrument 45-102 of the Canadian Securities Administrators. In order to establish compliance with such registration exemptions, Enertopia represents and warrants that it is not a member of the public and as such will be receiving the Share Consideration pursuant to the exemption from registration provided for under Section 4(a)(2) under the U.S. Securities Act of 1933 (the "Securities Act"), as amended; is acquiring the Share Consideration solely for its own account and beneficial interest and not as nominee for any other party, and for investment and not for sale or with a view to distribution of the Share Consideration; and will not make any disposition of the Share Consideration except in compliance with applicable securities laws. Enertopia acknowledges that it has received all the information it has requested and considers necessary or appropriate for deciding whether to accept the Share Consideration. Enertopia represents that it has had an opportunity to ask questions and receive answers regarding the Share Consideration and to obtain any additional information necessary to verify the accuracy of the information given to Enertopia. Enertopia further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Share Consideration. Enertopia understands that, subject to the Parties rights and obligations under the Lock-Up Agreement,  it may not be able to resell the Shares except in accordance with limited exemptions available under applicable United States and Canadian securities laws, and that Enertopia is solely responsible for (and Cypress is in no way responsible for) Enertopia's compliance with applicable resale restrictions.  Enertopia will comply with all applicable United States and Canadian securities laws concerning the subscription, purchase, holding and resale of the Shares and will not resell any of the Shares except in accordance with the provisions of applicable United States and Canadian securities laws.

ii. Until such time as the same is no longer required under the requirements of the Securities Act or applicable state securities laws, the certificates or direct registration statements representing the Shares Consideration, and all certificates or direct registration statements representing any securities issued in exchange thereof or in substitution therefor, will bear the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"), OR ANY STATE SECURITIES LAWS.  THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF CYPRESS DEVELOPMENT CORP. (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY: (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT ("REGULATION S"), (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (D) PURSUANT TO ANOTHER EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSE (C)(2) OR (D) (OR IF REQUIRED BY THE CORPORATION, OR ITS TRANSFER AGENT, CLAUSE (B)) ABOVE, THE HOLDER HAS PROVIDED TO THE CORPORATION A LEGAL OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE SALE OF SUCH SECURITIES IS NOT REQUIRED TO BE REGISTERED UNDER THE U.S. SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS."

Notwithstanding the foregoing legend, (a) if such securities are being sold in accordance with the requirements of Rule 904 of Regulation S under the Securities Act, as referred to in the legend set forth above, and in compliance with local laws and regulations, the legends above may be removed by providing a declaration to the issuer's transfer agent for such securities, in the form as may be prescribed by the Purchaser or its successor company from time to time, together with any other evidence, which may include an opinion of counsel of recognized standing reasonably satisfactory to Cypress Development to the effect that such legend is no longer required under applicable requirements of the Securities Act, required by such transfer agent; and (b) if any such securities are being sold pursuant to Rule 144 under the Securities Act, the legend may be removed by delivery to the registrar and transfer agent for such securities of an opinion of counsel of recognized standing reasonably satisfactory to Cypress Development or its successor company to the effect that such legend is no longer required under applicable requirements of the Securities Act or applicable state securities laws.

In addition, until such time as the same is no longer required under the requirements of applicable Canadian securities laws, the certificates or direct registration statements representing the Shares Consideration, and all certificates or direct registration statements representing any securities issued in exchange thereof or in substitution therefor, will bear the following legend:

"UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE]."

m. Full Disclosure. No representation or warranty by Enertopia in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Cypress pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

6. Cypress Holdings' Representations and Warranties.  Cypress Holdings represents and warrants to Enertopia as follows:

a. Organization. Cypress Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of  Nevada.

b. Due Authorization, Execution and Delivery; Enforceability. Cypress Holdings has the requisite company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions contemplated hereby. The execution and delivery by Cypress Holdings of this Agreement, the performance by Cypress Holdings of its obligations hereunder and the consummation by Cypress Holdings of the Transactions contemplated hereby have been duly authorized by all requisite company action. This Agreement has been duly executed and delivered by Cypress Holdings and constitutes the legal, valid and binding obligation of Cypress Holdings, enforceable against Cypress Holdings in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

c. No Conflicts; Consents. The execution, delivery and performance by Cypress Holdings of this Agreement, and the consummation of the Transactions contemplated hereby, do not and will not: (i) result in a violation or breach of any provision of the organizational documents of Cypress Holdings; or (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Cypress Holdings. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Cypress Holdings in connection with the consummation of the Transactions contemplated hereby, except as set forth in Schedule 6(c) of the Disclosure Schedules.

d. Legal Proceedings. There are no Actions pending or threatened against or by Cypress Holdings that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement.

e. Brokers. Neither Cypress Holdings nor any of its representatives, agents, or employees has dealt or consulted with any real estate or other broker or agent in connection with the transactions contemplated herein and Cypress Holdings will indemnify Enertopia from any commission that may become due or owing as a result of Cypress Holdings' actions.

7. Cypress Development's Representations and Warranties. Cypress Development represents and warrants to Enertopia as follows:

a. Organization. Cypress Development is a corporation duly organized, validly existing and in good standing under the Laws of British Columbia, Canada.

b. Due Authorization, Execution and Delivery; Enforceability. Cypress Development has the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions contemplated hereby, including delivery of the Share Consideration. The execution and delivery by Cypress Development of this Agreement, the performance by Cypress Development of its obligations hereunder and the consummation by Cypress Development of the Transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Cypress Development and constitutes the legal, valid and binding obligation of Cypress Development, enforceable against Cypress Development in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

c. No Conflicts; Consents. The execution, delivery and performance by Cypress Development of this Agreement, and the consummation of the Transactions contemplated hereby, do not and will not: (i) result in a violation or breach of any provision of the organizational documents of Cypress Development; or (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Cypress Development. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other Person is required by or with respect to Cypress Development in connection with the consummation of the Transactions contemplated hereby, except as set forth in Schedule 7(c) of the Disclosure Schedules.

d. Share Consideration. The common shares of Cypress Development comprising the Share Consideration have been, or will at Closing be, duly authorized for issuance and sale by all necessary action on the part of Cypress Development and, when issued by Cypress Development and delivered by Cypress Holdings, will be validly issued, will be outstanding as fully paid and non-assessable shares in the capital of Cypress Development, and upon compliance with customary listing conditions imposed by the TSXV Venture Exchange in connection with the Transactions, will be listed and posted for trading on the TSX Venture Exchange.

e. Legal Proceedings. There are no Actions pending or, to Cypress Development's Knowledge, threatened against or by Cypress Development that challenge or seek to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement.

f. Brokers. Neither Cypress Development nor any of its representatives, agents, or employees has dealt or consulted with any real estate or other broker or agent in connection with the transactions contemplated herein and Cypress Development will indemnify Enertopia from any commission that may become due or owing as a result of Cypress Development's actions.

8. Covenants of the Parties.

a. Changes. From the Effective Date until the Closing, Enertopia shall notify Cypress in writing of any changes, events, occurrences or other matters that have or can reasonably be expected to affect the Agreements or any licenses, permits and other instruments, documents, notices, consents, approvals, correspondence, and agreements related to or affecting the Mining Claims, within 5 Business Days after becoming aware of any such change, event, occurrence or other matter.

b. Proration of Taxes and Other Expenses. The current real property Taxes, rents, and similar income or expenses relating to the Mining Claims, if any, will be prorated between Enertopia and Cypress as of the date of Closing.  Enertopia shall be responsible and shall indemnify Cypress and its Affiliates for all Taxes and associated expenses relating to the Mining Claims for all taxable periods ending on or before the Closing Date and the period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. Cypress shall be responsible for and shall indemnify and hold Enertopia and its Affiliates harmless against all other Taxes relating to the Mining Claims and associated expenses for all taxable periods beginning after the Closing Date and the portion beginning after the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

c. Governmental Approvals and Other Third-Party Consents.

i. Each Party hereto shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

ii. The Parties shall use commercially reasonable efforts to give all required notices to, and obtain all consents from, any Governmental Authority.

d. Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions contemplated by this Agreement.

9. Conditions to Closing.

a. Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions:

i. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such Transactions or causing any of the Transactions contemplated hereunder to be rescinded following completion thereof.

b. Conditions to Obligations of Cypress.  The obligations of Cypress to consummate the Transactions contemplated by this Agreement shall be subject to the fulfillment or Cypress's written waiver, at or prior to the Closing, of each of the following conditions:

i. The representations and warranties of Enertopia contained in Section 5 shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address maters only as of a specified date, which shall be true and correct as of that specified date).

ii. Enertopia shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Enertopia  prior to or on the Closing Date.

iii. Cypress shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Enertopia, that each of the conditions set forth in Sections 9(b)(i) and 9(b)(ii) has been satisfied.

iv. Cypress shall have received all consents, authorizations, orders and approvals referred to in Section 5(c) in each case, in form and substance reasonably satisfactory to Cypress, and no such consent, authorization, order or approval shall have been revoked.

v. The Board of Directors and shareholders of Enertopia shall have approved the Transaction Documents and the Transaction thereunder in accordance with applicable Law.

vi. Each of the Transaction Documents and other agreements and documents contemplated by Section 3(b) shall have been executed and delivered by Enertopia to Cypress.

vii. Enertopia shall have delivered to Cypress a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section Code §1445 (the "FIRPTA Affidavit").

viii. Enertopia  shall have made available to Cypress all Data.

c. Conditions to Obligations of Enertopia.  The obligations of Enertopia to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Enertopia's waiver, at or prior to the Closing, of each of the following conditions:

i. The representations and warranties of Cypress Holdings contained in Section 6 and Cypress Development in Section 7 shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date).

ii. Cypress Holdings and Cypress Development shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Cypress Holdings Cypress Development and prior to or on the Closing Date.

iii. Enertopia shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Cypress Holdings and Cypress Development that each of the conditions set forth in Sections 9(c)(i) and 9(c)(ii) has been satisfied.

iv. Enertopia shall have received all consents, authorizations, orders and approvals referred to in Section 6(c) and 7(c), in form and substance reasonably satisfactory to Enertopia, and no such consent, authorization, order or approval shall have been revoked.

v. The Board of Directors of Cypress Holdings and Cypress Development shall have approved the Transaction Documents and the Transaction thereunder in accordance with applicable law.

vi. Each of the Transaction Documents to which Cypress Development is a party shall have been executed and delivered by Cypress Development to Enertopia.

vii. Cypress Holdings shall have delivered, or caused to be delivered, to Enertopia the Cash Consideration in accordance with Section 3(b).

viii. Cypress Development shall have delivered, or cause to be delivered, to Enertopia the Shares Consideration in accordance with Section 3(b).

10. Survival; Indemnification.

a. Survival. The representations and warranties made by any Party and contained in or made pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided that the representations and warranties in Section 5(a), Section 5(b), Section 5(e), Section 5(f), Section 5(h), Section 5(j), Section 6(a), Section 6(b), Section 7(a), and Section 7(b) shall survive the Closing and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (the "Survival Periods"). All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

b. Indemnification by Enertopia. Following the Closing, Enertopia shall indemnify and defend each of Cypress and its Affiliates and their respective Representatives (collectively, the "Cypress Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Cypress Indemnitees based upon, arising out of, with respect to or by reason of:

i. any inaccuracy in or breach of any of the representations or warranties of Enertopia contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Enertopia pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

ii. any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Enertopia pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Enertopia pursuant to this Agreement;

iii. any assets of Enertopia other than the Purchased Assets or any Excluded Liability; or

iv. the business, operations, properties, assets or obligations of Enertopia or any of its Affiliates (other than the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

c. Indemnification by Cypress. Following the Closing, Cypress shall indemnify and defend each of Enertopia and its Affiliates and their respective Representatives (collectively, the "Enertopia Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Enertopia Indemnitees based upon, arising out of, with respect to or by reason of:

i. any inaccuracy in or breach of any of the representations or warranties of Cypress contained in this Agreement or in any certificate or instrument delivered by or on behalf of Cypress pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

ii. any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Cypress pursuant to this Agreement; or

iii. any Assumed Liability.

d. Indemnification Procedures. The party making a claim under this is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Section 10 is referred to as the "Indemnifying Party".

i. Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Enertopia, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10(d)(ii), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10(d)(ii), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Enertopia and Cypress shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

ii. Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10(d)(ii). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10(d)(i), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

iii. Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

e. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Section 10, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

f. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

g. Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 9(b) or Section 9(c), as the case may be.

11. Termination.  This Agreement may be terminated at any time prior to the Closing:

a. by the mutual written consent of Enertopia and Cypress;

b. by Cypress by written notice to Enertopia if:

i.  Cypress is not then in material breach of any provision of this Agreement and there has been a material breach or inaccuracy in any representation or warranty made by Enertopia pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9(b) and such breach or inaccuracy cannot be cured by Enertopia by May 31, 2022 (the "Drop Dead Date"); or

ii. any of the conditions set forth in Section 9(b) shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Cypress to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

c. by Enertopia by written notice to Cypress if:

i. Enertopia is not then in material breach of any provision of this Agreement and there has been a material breach or inaccuracy in any representation or warranty made by Cypress pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 9(c) and such breach or inaccuracy cannot be cured by Cypress by the Drop Dead Date; or

ii. any of the conditions set forth in Section 9(c) shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Enertopia to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing

d. by Enertopia or Cypress in the event that:

i. there shall be any Law that makes consummation of the Transactions contemplated by this Agreement illegal or otherwise prohibited; or

ii. any Governmental Authority shall have issued a Governmental Order restraining or enjoining the Transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

In the event of the termination of this Agreement in accordance with this Section 11, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto; provided, however, that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

12. Cooperation; Additional Documents; Approvals.  Each of the Parties will proceed diligently and in good faith to execute and deliver any and all additional documents and do any and all acts reasonably necessary in connection with the performance of their obligations to carry out the terms and conditions contained in this Agreement.

13. No Waiver.  No waiver by either Party of any right herein will be construed a waiver of any such right in the future or of any other right in this Agreement.

14. Interpretation.  The Parties acknowledge and agree that they have jointly participated in the drafting and preparation of this Agreement and that the language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any of the Parties.  Each Party acknowledges that it has been represented by counsel during the negotiation, preparation, and execution of this Agreement.  Each Party waives the application of any Law or rule of construction providing that ambiguities in an agreement are to be construed against the drafter.

15. Partial Invalidity.  If any provision of this Agreement is, at any time or to any extent, deemed invalid or unenforceable, the remainder of this Agreement will not be affected, and this Agreement will be valid and enforceable to the fullest extent permitted by Law.

16. Attorneys' Fees.  If a lawsuit or other action is instituted to enforce any of the provisions of this Agreement, the Parties agree that the prevailing Party will be entitled to its reasonable attorneys' fees and costs.

17. Assignment.  This Agreement may not be assigned without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld, conditioned or delayed.

18. Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of the Parties and their successors and assigns.

19. No Third-Party Beneficiaries.  Except as expressly provided in this Agreement, this Agreement does not confer any rights or remedies on any person or entity other than the Parties and their respective successors and permitted assigns.

20. Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Headings.  The section headings contained in this Agreement are inserted for convenience only and do not affect the meaning or interpretation of this Agreement.

22. Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.  No modification or waiver of this Agreement will be valid unless in writing and duly executed by the Parties.

23. Governing Law.  This Agreement shall be construed, administered, and enforced according to the laws of the State of Nevada, without regard to its conflicts of law principles.

24. Venue and Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Nevada, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

25. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

26. Confidentiality; Press Releases.  Except for the recording of any document with or in any public office as provided for in this Agreement, the filing of a Form D, and any requirements of applicable securities laws, including the policies of the TSX Venture Exchange, requiring Cypress to make certain disclosures with respect to this Agreement or the transactions contemplated hereby, no information in connection with this Agreement, including the Agreement itself and any document or other written instrument relating thereto disclosed (including prior to the Effective Date hereof) to any Party initially shall be released or otherwise disclosed by any other Party to the public, including, without limitation, through press releases, or to any other person or entity (excluding the management, legal, accounting, financial and other advisors of a Party hereto or of its Affiliates provided that such management and advisors shall be required to comply with the terms of this Section 26 regarding confidential information) without the express written permission of the disclosing Party, unless (a) required by applicable federal, state or local Laws, or (b) any such information is or becomes publicly available through no fault of, or other than as a result of disclosure by, any of the Parties or their agents or representatives or (c) a Party is compelled to disclose such information pursuant to a valid court order or subpoena or the rules of a stock exchange on which a Party or its Affiliate is listed.

27. Notices.  All notices shall be in writing to the applicable address set forth below and shall be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested.  All notices will be effective and will be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt:

If to Cypress: Cypress Development Corporation

Suite 1610 - 777 Dunsmuir Street

Vancouver, BC, Canada, V7Y 1K4

With a copy to:

If to the Enertopia: Enertopia Corporation

Suite 18 - 1873 Spall Rd

Kelowna, BC  V1Y 4R2

With a copy to:

[signature pages follow]

The Parties have duly executed this Agreement as of the Effective Date.

Cypress Development Corp.,

a British Columbia, Canada corporation

By:  /s/ William Willoughby

Print Name:  William Willoughby

Its:  President and CEO

Enertopia Corporation,

a Nevada corporation

By:  /s/ Robert McAllister

Print Name:  Robert McAllister

Its:  President, CEO

Cypress Holdings (Nevada) LTD a Nevada limited liability company By: /s/ William Willoughby Print Name: William Willoughby Its: President

EXHIBIT A

TO

PURCHASE AND SALE AGREEMENT

MINING CLAIMS

The following unpatented mining claims located in Esmeralda County, Nevada:

Enertopia Corp Properties Subject to Royalty
Unpatented Claims in Esmeralda County, Nevada
Claim Name	Owner	Location Date	BLM NMC	County Doc. #
STEVE 1	ENERTOPIA CORP	07/08/2017	1148769	0208691
STEVE 2	ENERTOPIA CORP	07/08/2017	1148770	0208692
STEVE 3	ENERTOPIA CORP	07/08/2017	1148771	0208693
STEVE 4	ENERTOPIA CORP	07/08/2017	1148772	0208694
STEVE 5	ENERTOPIA CORP	07/08/2017	1148773	0208695
STEVE 6	ENERTOPIA CORP	07/08/2017	1148774	0208696
STEVE 7	ENERTOPIA CORP	07/08/2017	1148775	0208697
STEVE 8	ENERTOPIA CORP	07/08/2017	1148776	0208698
DAN 1	ENERTOPIA CORP	07/09/2017	1148760	0208700
DAN 2	ENERTOPIA CORP	07/09/2017	1148761	0208701
DAN 3	ENERTOPIA CORP	07/09/2017	1148762	0208702
DAN 4	ENERTOPIA CORP	07/09/2017	1148763	0208703
DAN 5	ENERTOPIA CORP	07/09/2017	1148764	0208704
DAN 6	ENERTOPIA CORP	07/09/2017	1148765	0208705
DAN 7	ENERTOPIA CORP	07/09/2017	1148766	0208706
DAN 8	ENERTOPIA CORP	07/09/2017	1148767	0208707
DAN 9	ENERTOPIA CORP	07/09/2017	1148768	0208708